Exhibit 4.3

SILICOM LTD.

Share Option Plan (2004)

1.              Name.

This plan, as amended from time to time, shall be known as the Silicom Ltd. Share Option Plan (2004) (the "Plan").

2.              Purpose and Definitions.

2.1           The purposes of this Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, directors, office holders and consultants of Silicom Ltd. (the "Company") and of any Subsidiary (as defined below), and to promote the Company's business by providing such individuals with opportunities to receive options (the “Options”) to purchase the Company's Ordinary Shares, nominal value NIS 0.01 (the “Shares”) pursuant to the Plan.

2.2           Options granted pursuant to this Plan to individuals or entities that are subject to Israeli taxation may be granted (a) pursuant to Section 102 of the Ordinance (as defined below) and shall be held for the benefit of the Grantees and (b) pursuant to Section 3(i) of the Ordinance.

2.3           In the event that Options shall be granted under this Plan to Service Providers (as defined below) who are not deemed to be residents of Israel for Israeli tax law purposes, specific terms and conditions for such grants shall be set forth in an appendix to this Plan, approved by the Board of Directors of the Company (the "Board").

2.4           Definitions.  As used herein, the following definitions shall apply:

(a)              “102 Capital Gains Track Grant” means a 102 Trustee Grant elected and designated to qualify under the capital gains tax treatment in accordance with the provisions of Section 102(b)(2) of the Ordinance.

(b)              “102 Ordinary Income Track Grant” means a 102 Trustee Grant elected and designated to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) of the Ordinance.

(c)              “102 Trustee Grant” means Options granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the Grantee, and includes both 102 Capital Gains Track Grants and 102 Ordinary Income Track Grants.

(d)              “3(i) Grant” means any Options granted pursuant to Section 3(i) of the Ordinance to any person who is not an Eligible 102 Grantee.

(e)              “Cause” means any of the following: (i) the Grantee's embezzlement of any Company property or asset, or any theft or intentional destruction of property, whether or not criminal action is brought against the Grantee; (ii) the Grantee's negligently performing or neglecting his responsibilities as Service Provider, or failure or inability to perform any reasonable assigned duties, when such failure may harm the Company’s business or commercial relationships, after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability; (iii) any material breach of the Grantee of any employment agreement between the Grantee and the Company, which breach is not cured after written notice from the Company of, and a reasonable opportunity to cure, such material breach; or (iv) the Grantee's conviction of any criminal act which involves moral turpitude, or the Grantee’s concealment of such conviction prior to commencement of his or her relationship as Service Provider; (v) the Grantee’s breach of Company regulations which breach is not cured after written notice from the Company of, and a reasonable opportunity to cure, such breach; or (vi) Grantee’s destruction of Company materials, appliances or machines or reduction of yield or production.  For purposes of the definition of Cause, the “Company” shall also refer to a Subsidiary for which a Grantee is employed or provides services.

(f)             "Cessation" means termination of the Service Provider’s relationship with the Company.  In the event of Cessation of a Grantee’s relationship with the Company, such Grantee’s relationship with the Company shall be deemed to have ceased upon the delivery to the Grantee of notice of discharge or the delivery to the Company of the letter of resignation, as the case may be, irrespective of the effective date of such resignation or discharge.

(g)              “Companies Law” means the Israeli Companies Law 5759-1999, as amended from time to time.

(h)            "Consultant" means any person who is engaged by the Company or by a Subsidiary to render consulting, advisory or other services to such entity who is not an Employee.

(i)               “Controlling Shareholder” means, pursuant to Section 32(9) of the Ordinance, an employee who prior to the grant or as a result of the exercise of any Option, holds or would hold, directly or indirectly, in his name or with a relative (as defined in the Ordinance) either: (i) 10% of the outstanding shares of the Company, (ii) 10% of the voting power of the Company, (iii) the right to hold or purchase 10% of the outstanding equity or voting power, (iv) the right to obtain 10% of the “profit” of the Company (as defined in the Ordinance), or (v) the right to appoint a director of  the Company, or as such definition is amended or replaced from time to time.

(j)               “Eligible 102 Grantee” means an Employee deemed an Israeli resident for taxation purposes, who is not a Controlling Shareholder of the Company.

(k)            "Employee" means an employee, officer or director of the Company or of a Subsidiary.

(l)             "Grantee" means a person to whom Options shall be granted pursuant to this Plan.

(m)             “Non-Trustee Grant” means an Option granted pursuant to Section 102(c) of the Ordinance to an Eligible 102 Grantee and not held in trust by a Trustee.

(n)              “Ordinance” means the Israeli Income Tax Ordinance (New Version) 1961, as amended from time to time and, most recently, by the Law Amending the Income Tax Ordinance (Number 132) 2002 and any regulations, rules, orders, guidelines, interpretations or procedures promulgated thereunder by the Israeli Income Tax Authorities (the “ITA”), including but not limited to the Income Tax Rules (Tax Benefits in Stock Issuance to Employees) 5763-2003 (the "Rules").

(o)              “Required Holding Period” means the requisite period prescribed by the Ordinance (including the Rules) or such other period as may be required by the ITA, during which Options granted by the Company and/or the underlying Shares from a 102 Trustee Grant must be held by the Trustee for the benefit of the person to whom they were granted subject to the applicable laws.

(p)             "Service Provider" means an Employee or Consultant.

(q)            "Subsidiary" means (i) any entity that, directly or indirectly, is controlled by the Company or (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Board.

(r)             "Trustee" means a person or entity designated by the Company to serve as a trustee and who is approved by the ITA in accordance with the provisions of the Ordinance.

3.              Administration.

3.1           The Plan will be administered by the Board. The Board may, in its discretion, appoint and maintain a Share Option Committee (the "Committee") to administer the Plan to the extent permissible under applicable law as may be amended from time to time, which will consist of such number of directors of the Company (not less than two (2) in number), as may be determined from time to time by the Board.  The Board shall from time to time add, appoint or remove members of the Committee and shall fill vacancies in the Committee however caused.

3.2           The Committee shall select one of its members as its Chairman and shall hold its meetings at such times and places as it shall determine.  Actions at a meeting of the Committee at which a majority of its members are present or acts approved in writing by all members of the Committee, shall be the valid acts of the Committee.  The Committee may appoint a secretary, who shall keep records of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

3.3           Subject to the general terms and conditions of this Plan, the Board shall have full authority in its discretion, from time to time and at any time, to determine (i) the identity of the Grantees, (ii) the number of Shares to be covered by each Option, (iii) the time or times at which Options shall be granted, (iv) the schedule and conditions on which Options may be exercised and on which Shares shall be paid for including but not limited to vesting terms, acceleration terms, restrictions and transferability, and (v) any other matter which is necessary or desirable for, or incidental to, the administration of the Plan including the interpretation of the Plan. The Board may, in its sole discretion, delegate some or all of the powers listed above to the Committee to the extent permitted by applicable law. The Board may from time to time adopt such rules and regulations for carrying out the Plan as it may deem appropriate. Grants of Options shall be made pursuant to written notification to Grantees setting out the terms of the grant, all as further set forth below.

3.4           In the event that the Board appoints a Committee, the Committee shall not be entitled to grant Options to the Grantees unless permitted to do so under applicable law. However, in the event that the Committee is authorized to do so by the Board, it may issue Shares underlying Options which have been granted by the Board and duly exercised pursuant to the provisions hereof, in accordance with Section 112(a)(5) of the Companies Law.

3.5           No member of the Board or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted thereunder. Each member of the Board or the Committee shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan unless arising out of such member's own fraud or bad faith, to the extent permitted by applicable law. Such indemnification shall be in in accordance with the rights of indemnification the member may have as a director or otherwise under the Company's Articles of Association, any agreement, any vote of stockholders or disinterested directors, insurance policy or otherwise.

3.6           The interpretation and construction by the Board of any provision of the Plan or of any Option thereunder shall be final and conclusive unless otherwise determined by the Board. In the event that the Board appoints a Committee, the interpretation and construction by the Committee of any provision of the Plan or of any Option thereunder shall be final and conclusive unless otherwise determined by the Board.

3.7           Any additional costs associated in the administration and implementation of this Plan including but not limited to the costs involved in retaining a trustee, broker or any other third party desired by the Company to facilitate the transactions contemplated under this Plan, shall be borne solely by the Grantee unless determined otherwise by the Board or by the Committee.

4.              Eligible Grantees.

4.1           No Option may be granted pursuant to this Plan to any director of the Company at the time of the grant, unless such grant is approved in the manner prescribed for the approval of compensation of directors under the Companies Law.

4.2           Subject to the limitation set forth in Section 4.1 above and any restriction imposed by applicable law, Options may be granted to any Service Provider. The grant of an Option to a Grantee hereunder shall neither entitle such Grantee to participate, nor disqualify such Grantee from participating, in any other grant of Options pursuant to this Plan or any other share incentive or share option plan of the Company.

4.3           102 Trustee Grants may be granted to Eligible 102 Grantees only. Eligible 102 Grantees may receive only 102 Trustee Grants or Non-Trustee Grants. Grantees who are not Eligible 102 Grantees may only be granted 3(i) Options under this Plan.

4.4           Subject to the terms of the Plan, the Option Agreement (as defined below) and/or any other documents evidencing the Options granted pursuant to this Plan shall indicate whether the grant is a 102 Trustee Grant, a Non-Trustee Grant or a 3(i) Grant; and, if the grant is a 102 Trustee Grant, whether it is a 102 Capital Gains Track Grant or a 102 Ordinary Income Track Grant.

5.              Terms and Conditions Of 102 Trustee Options

5.1           Unless determined otherwise by the Board and to the extent permitted by applicable law, each 102 Trustee Grant will be deemed granted on the date stated in a written notice by the Company, provided that on or before such date (i) the Company has provided notification to the Trustee and (ii) the Grantee has signed all documents required pursuant to this Section 5.

5.2           Each 102 Trustee Grant made to a Grantee and each certificate for Shares acquired pursuant to the exercise thereof shall be issued to and registered in the name of a Trustee and shall be held in trust for the benefit of the Grantee for the Required Holding Period until the date in which the Grantee will decide to sell the Shares or release the Shares from the Trustee subject to the provisions of the Ordinance. After termination of the Required Holding Period, the Trustee may release such Option and any such Shares acquired pursuant to the exercise thereof, provided that (i) the Trustee has received an acknowledgment from the ITA that the Grantee has paid any applicable tax due pursuant to the Ordinance or (ii) the Trustee and/or the Company and/or its Subsidiary has withheld any applicable tax due pursuant to the Ordinance. The Trustee shall at no time release any 102 Trustee Grant or Shares issued upon exercise of such 102 Trustee Grant, prior to the full payment of the Grantee’s tax liabilities.

5.3           Each 102 Trustee Grant (whether a 102 Capital Gains Track Grant or a 102 Regular Income Track Grant, as applicable) shall be subject to the relevant terms of Section 102 of the Ordinance, which shall be deemed an integral part of the 102 Trustee Grant and which shall prevail over any term contained in the Plan or any Option Agreement which is not consistent therewith. Any provision of the Ordinance and any approval issued by the Income Tax Commissioner not expressly specified in this Plan or in an Option Agreement, that are necessary to receive or maintain any tax benefit pursuant to the Ordinance, shall be binding on the Grantee. Any 102 Trustee Grant made hereunder shall comply with the Ordinance and the terms and conditions of any trust agreement entered into between the Company and the Trustee. For avoidance of doubt, it is reiterated that compliance with the Ordinance specifically includes compliance with the Rules. Further, the Grantee agrees to execute any and all documents which the Company and/or the Trustee may reasonably determine to be necessary in order to comply with the Ordinance and, particularly, the Rules including but not limited to the entering into of a written undertaking to the Company stating among other things (a) the type of 102 Trustee Grant held or to be held by the Trustee for the benefit of the Grantee, (b) that the provisions of the Ordinance will apply to the 102 Trustee Grant and (c) that there are restrictions on the sale of the Shares (or release of Shares by the Trustee).

5.4           With respect to each 102 Trustee Grant and subject to the terms of the Ordinance, during the Required Holding Period, the Grantee shall not require the Trustee to release or sell the Shares including with respect to other shares received subsequently following any realization of rights derived from the Shares (including stock dividends), to the Grantee or to a third party, unless permitted to do so by applicable law. Notwithstanding the foregoing and subject to applicable law, the Trustee may, pursuant to a written request, release and transfer such Shares to the Grantee or to a designated third party, provided that both of the following conditions have been fulfilled prior to such transfer: (i) payment has been rendered to the tax authorities of all taxes required to be paid upon the release and transfer of the Shares, and confirmation of such payment has been received by the Trustee and (ii) the Trustee has received written confirmation from the Company that all requirements for such release and transfer have been fulfilled according to the terms of the Company’s corporate documents, the Plan, the Option Agreement and any applicable law. Notwithstanding anything herein to the contrary, any such sale or release during the Required Holding Period by the Grantee will result in adverse tax ramifications under the Ordinance and the Rules and such consequences shall be borne solely by the Grantee.

5.5           Each Grantee shall be entitled to receive dividends declared, if applicable, in accordance with the number of Shares allocated or acquired pursuant to the exercise of a 102 Trustee Grant, subject to any applicable taxation on distribution of dividends and when applicable subject to the provisions of the Ordinance.  In the event that the dividend is paid in the form of Shares or such other form of equity, such Shares or equity must be first transferred to the Trustee and shall be subject to the provisions of the Ordinance including but not limited to the application of the Required Holding Period.

5.6           Notwithstanding anything herein to the contrary, if an Option granted as a 102 Trustee Grant is exercised by the Grantee during the Required Holding Period, the Shares issued upon such exercise shall be issued in the name of the Trustee for the benefit of the Grantee. If such an Option is exercised after the Required Holding Period ends, the Shares issued upon such exercise shall, at the election of the Grantee, either (i) be issued in the name of the Trustee or (ii) be transferred to the Grantee directly, provided that the Grantee first complies with all applicable provisions of the Plan, the Option Agreement and the Ordinance including with respect to the payment of all applicable taxes owed.

5.7           Notwithstanding anything herein to the contrary, in the case of a Non-Trustee Grant, if the Grantee ceases to be employed by the Company or the Subsidiary, as applicable, while such Option is still valid, the Grantee shall be obligated to deliver to the Company or the Subsidiary, as applicable, a security or guarantee for the payment of tax due at the time of the sale of the Shares, all in accordance with the provisions of the Ordinance.

6.              Grants Made Under Section 3(i) of the Ordinance

The Board may choose to deposit Options from a 3(i) Grant with a trustee.  In such event, the trustee shall hold such Options in trust, until exercised by the Grantee, pursuant to the Company's instructions from time to time as set forth in a trust agreement which will be entered into between the Company and the trustee. If determined by the Board, the trustee shall be responsible for withholding any taxes to which a Grantee may become liable upon the exercise of Options.

7.              Reserved Shares.

7.1           Subject to adjustment from time to time as provided below (including but not limited to adjustments made pursuant to Section 12 below), one million eighty-two thousand seven hundred and fifty (1,082,750) Shares shall be available for issuance under the Plan for as long as the Plan remains in effect.  Shares issued under the Plan shall be drawn from authorized and unissued shares of the Company. Until termination of the Plan the Company shall at all times reserve a sufficient number of Shares to meet the requirements of the Plan. Should any Option for any reason expire or be canceled prior to its exercise or relinquishment in full, the Shares subject to such Option shall again be made available for issuance under the Plan.

7.2           No fractional shares shall be issued or delivered pursuant to the Plan, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional shares, or whether such fractional shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

8.              Grant of Options.

8.1           The Board and/or the Committee, as applicable, in its discretion may award to Grantees, Options to purchase Shares in the Company available under the Plan.  Subject to applicable law, the date of grant of each Option shall be the date specified by the Board and/or the Committee, as applicable, at the time such award is made.

8.2           The instrument/written document governing the granting and specific terms of an Option under this Plan as determined by the Board and/or the Committee (the “Option Agreement”), shall state, inter alia, the number of Shares at the type of option granted covered thereby, the dates when it may be exercised, the exercise price per Share subject to the Option, the schedule on which such Shares may be paid for and such other terms and conditions as the Board and/or the Committee, as applicable, in its discretion may prescribe, provided that they are consistent with this Plan.

9.              Option Prices.

9.1           The exercise price of an Option shall be determined by the Board or by the Committee, in either case in its sole and absolute discretion in accordance with applicable law, subject to any guidelines as may be determined by the Board from time to time, and may be greater than, less than or equal to the "Fair Market Value" (as defined below) of each Share.  Notwithstanding the foregoing, the exercise price shall not be less than the nominal value of each Share. Each Option Agreement will contain the exercise price determined for each Grantee.

9.2           "Fair Market Value" means, as of any date, the value of the Shares determined as follows:

 (i)               If the Shares are listed on any established stock exchange or a national market system, the Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Board or the Committee deems reliable;

 (ii)              If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value shall be the mean between the high bid and low asked prices for the Shares on the last market trading day prior to the day of determination; or

 (iii)             In the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Board or the Committee.

10.            Exercise of Option.

10.1         Options shall be exercisable pursuant to the terms under which they were awarded and subject to the terms and conditions of this Plan, the Option Agreement and the Ordinance.

10.2         An Option, or any part thereof, shall be exercisable by the Grantee's signing and returning to the Company at its principal office (and to the Trustee, if applicable), a "Notice of Exercise" in such form and substance as may be prescribed by the Board or by the Committee from time to time, together with full payment for the Shares underlying such Option.

10.3         Without derogating from the foregoing, Options shall not be exercised on the determining date with respect to the distribution of bonus shares, offer by way of rights issue, distribution of dividends, consolidation of share capital, consolidation of shares, reduction or split in share capital or company split (each hereinafter referred to as a "Corporate Event"). In addition, if the Ex Date with respect to a Corporate Event occurs before the determining date relating to such Corporate Event, then the exercise of Options shall not occur on such Ex Date.

The limitations pursuant to this subsection 10.3 shall be in effect only as long as the Company’s securities are traded on the Tel-Aviv Stock Exchange (the "TASE").

10.4         The exercise price shall be payable upon the exercise of the Option in a form satisfactory to the Board or by the Committee and subject to limitations set forth by applicable law, including without limitation, cash-less exercise (including on a net-issuance basis without any cost to the Grantee), by cash or by check. Subject to applicable law, the Board or the Committee shall have the authority to postpone the date of payment on such terms as it may determine.

10.5         Until the Shares are issued (as evidenced by the appropriate entry in the official share register of the Company or of a duly authorized transfer agent of the Company) no right to vote or right to receive dividends or any other rights as a shareholder shall exist with respect to such Shares, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right the record date for which is prior to the date the Shares are issued, except as provided in Section 12 of the Plan.

10.6         If the Company’s Shares are publicly traded, payment for the Shares underlying an Option may be made all or in part by the delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker approved by the Company to sell Shares and to deliver all or part of the sales proceeds to the Company as payment of the exercise price (or the relevant portion thereof, as applicable) plus any withholding taxes and related fees.

11.           Termination of Relationship as Service Provider.

11.1         Resignation and Termination Without Cause.  Unless otherwise stated in the Option Agreement, if a Grantee resigns, or is terminated without cause from his or her relationship as a Service Provider, such Grantee may, at any time prior to the expiration of the term of the Option Agreement, exercise any of his or her Options that are vested at the date of Cessation for a period of three (3) months from the Cessation. At the end of such three (3) month period, the Grantee’s rights shall terminate with respect to any Options vested on the date Cessation and not exercised, and the underlying Shares shall revert to the Plan. All of such Grantee's rights with respect to the Options granted to him or her under the Plan that are not vested at the date of Cessation, shall terminate and the underlying Shares shall revert to the Plan immediately upon the Cessation.

11.2         Termination For Cause. Unless otherwise stated in the Option Agreement, if a Grantee’s relationship as a Service Provider is terminated for Cause, such Grantee shall no longer have the right to exercise his or her Options following the Cessation. All of such Grantee's rights with respect to the Options granted to him or her under the Plan as of the date of Cessation shall terminate and the underlying Shares shall revert to the Plan immediately upon the Cessation.

11.3         Death and Disability.  Unless otherwise stated in the Option Agreement, if a Grantee should die, or if a Grantee ceases to serve as a Service Provider by reason of such Grantee becoming incapacitated while a Service Provider as a result of an accident or illness or other cause which is approved by the Board or by Committee, such Grantee (or such Grantee’s successors, as the case may be) may, for a period of one (1) year from the Cessation, exercise any of his or her Options that are vested at the date of Cessation. At the end of such one (1) year period, the Grantee’s rights shall terminate with respect to any Options vested on the date Cessation and not exercised, and the underlying Shares shall revert to the Plan. All of such Grantee's rights with respect to the Options granted to him or her under the Plan that are not vested at the date of Cessation, shall terminate and the underlying Shares shall revert to the Plan immediately upon the Cessation

11.4         Continuation of Relationship.  A Service Provider’s relationship with the Company shall not be deemed to have ceased (i) with respect to an Employee, in the event of any leave of absence approved by the Company (or by the subsidiary that employs the Grantee) or (ii) in the event of employee transfers between the Company and a Subsidiary.

12.           Adjustments.

Upon the occurrence of any of the following described events, a Grantee's rights to purchase Shares under the Plan shall be adjusted as hereinafter provided:

12.1         Changes in Capitalization.

Subject to any required action by the shareholders of the Company and to the consent of the Board, the number of Shares covered by each outstanding Option, the number of Shares which have been reserved for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, as well as the price per share of Shares covered by each such outstanding Option, may be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a share split, reverse share split, bonus shares (stock dividend), combination or reclassification of the Shares, or any other increase or decrease in the number of issued Shares effected for nominal or for no consideration to the Company.  Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive.  Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option.

12.2         Merger, Acquisition, or Asset Sale.

(a) In the event of a merger or consolidation of the Company with or into another corporation resulting in such other corporation being the surviving entity, or resulting in the Company being the surviving entity and any other person or entity owning fifty percent (50%) or more of the outstanding voting power of the Company's securities, an acquisition of all or substantially all of the shares of the Company, or the sale of substantially all of the assets of the Company (each such event, a "Transaction"), each outstanding Option shall be assumed or an equivalent option or right shall be substituted by the successor corporation or a parent or subsidiary of the successor corporation.

(b) For the purposes of this sub-section 12.2, the Option shall be considered assumed if, following a Transaction, the option or right confers the right to purchase or receive, for each share subject to the Option immediately prior to the Transaction, the consideration (whether stock, cash, or other securities or property) received in the Transaction by holders of Ordinary Shares for each share held on the effective date of the Transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Transaction is not solely common stock of the successor corporation or its parent, the Board may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option, for each share subject to the Option, to be solely ordinary shares of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Ordinary Shares in the Transaction.

12.3         The foregoing adjustments and the manner of application of the foregoing provisions shall be determined by the Board in its sole discretion. Any such adjustment may provide for the elimination of any fractional share which might otherwise become subject to an option.

13.            Non-Transferability of Options.

No Option may be transferred other than by will or by the laws of descent and distribution, and during the Grantee's lifetime an Option may be exercised only by such Grantee.

14.            Term and Amendment of the Plan.

14.1         No Option may be granted by the Board under the Plan after the tenth (10th) anniversary of the Effective Date, provided however, that any Option granted by the Board prior to such date may extend beyond such date and the authority of the Board to amend, alter, adjust suspend, discontinue, or terminate any such Option, to waive conditions or rights attached to such Option and the authority of the shareholders to amend the Plan to the extent applicable, shall also extend beyond such date.

14.2         (a) Subject to any requirements of applicable law and unless otherwise expressly provided for in an Option Agreement, the Board may at any time, but after notification to any trustee, if applicable, amend, alter, suspend or terminate the Plan. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Grantee, unless mutually agreed otherwise between the Grantee and the Company, which agreement must be in writing and signed by the Grantee and the Company. Termination of the Plan shall not affect the Board's ability to exercise the powers granted to it hereunder with respect to any Option granted under the Plan prior to the date of such termination.

 (b) For the avoidance of doubt, as long as the Company’s securities are traded on the TASE, the provisions of this Plan shall be subject to the directives, rules and regulations of the TASE, as those are established from time to time ("TASE Directives"). In the event that any of the provisions this Plan do not comply with the TASE Directives, the Board shall be entitled to automatically amend the provisions of this Plan in order to comply with the TASE Directives.

15.            Term of Option.

Anything herein to the contrary notwithstanding, but without derogating from the provisions of Section 11 and Section 14 hereof, if any Option, or any part thereof, has not been exercised and the Shares covered thereby not paid for within ten (10) years after the date of grant (or any shorter period set forth in the Option Agreement), such Option, or such part thereof, and the right to acquire such Shares shall terminate, and all interests and rights of the Grantee in and to the same shall expire.

16.            Continuance of Employment or Service.

Neither this Plan nor any offer of Options to a Grantee shall impose any obligation on the Company or a Subsidiary, to continue to employ or engage the services of any Grantee, and nothing in the Plan or in any Option granted pursuant thereto shall confer upon any Grantee any right to continue in the employ or service of the Company or a Subsidiary or restrict the right of the Company or a Subsidiary thereof to terminate such employment or services at any time.

17.            Compliance with securities laws.

17.1         Notwithstanding any other provision of the Plan, the Board shall have no obligation to issue or deliver any Shares under the Plan or make any other distribution of benefits under the Plan unless, in the opinion of the Company's counsel, such issuance, delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the United States Securities Act of 1933, as amended (the Securities Act")), and the applicable requirements of any other securities laws, exchange or similar entity.

17.2         The Company shall be under no obligation to any Grantee to register for offering or resale or to qualify for exemption under the Securities Act or similar law of any foreign jurisdiction, or to register or qualify under state securities laws or foreign securities laws, any Shares, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications, if made.

17.3         As a condition to the exercise of an Option, the Company may require (a) that the Grantee represent and warrant at the time of any such exercise or receipt that such Shares are being purchased or received only for the Grantee’s own account and without any present intention to sell or distribute such Shares and (b) such other action or agreement by the Grantee as may from time to time be necessary to comply with applicable securities laws.

17.4         At the option of the Company, a stop-transfer order against any such Shares may be placed on the official share register of the Company, and a legend indicating that such Shares may not be pledged, sold or otherwise transferred, unless an opinion of counsel is provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation, may be stamped on share certificates to ensure exemption from registration.  The Board may also require that the Grantee execute and deliver to the Company a purchase agreement or such other agreement as may be in use by the Company at such time that describes certain terms and conditions applicable to the Shares.

18.            Governing Law.

The Plan and all instruments issued thereunder or in connection therewith, shall be governed by, and interpreted in accordance with, the laws of the State of Israel. without giving effect to the principles of conflict of laws. The competent courts of Tel-Aviv, Israel shall have sole jurisdiction in any matters pertaining to the Plan.

19.            Taxes.

19.1         Any tax consequences arising from the grant or exercise of any Option, from the payment for Shares covered thereby, or from any other related event or act (of the Company, and/or a Subsidiary, and/or the Trustee and/or the Grantee), hereunder, shall be borne solely by the Grantee, including but not limited to the ultimate liability for income tax, social insurance or other tax related liabilities or withholding obligations in connection with or derived from the grant of an Option. The Company and/or its Subsidiary, and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Grantee shall agree to indemnify the Company and/or the Subsidiary and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Grantee for which the Grantee is responsible, including specifically any additional tax liability the Company may incur as a result of an exercise in connection with a 102 Trustee Grant or any transfer effected prior to conclusion of the Required Holding Period. To the extent permitted by applicable law and provided that such implementation will not create variable accounting problems for the Company, the Company and/or the Subsidiary and/or the Trustee may make such provisions and take such steps as it/they may deem necessary or appropriate for the withholding of all taxes required by law to be withheld with respect to Options granted under the Plan and the exercise thereof, including, but not limited, to (i) deducting the amount so required to be withheld from any other amount then or thereafter payable to a Grantee, and/or (ii) requiring a Grantee to pay to the Company or any Subsidiary the amount so required to be withheld as a condition of the issuance, delivery, distribution or release of any Shares. In addition, the Grantee will be required to pay any amount that exceeds the tax to be withheld and transferred to the tax authorities, pursuant to applicable Israeli tax regulations.

19.2         The receipt of these Options and the acquisition of the shares to be issued upon the exercise of the Options may result in tax consequences for the Grantee.  The description of tax consequences set forth in this Plan does not purport to be complete.  THE GRANTEE IS ADVISED TO CONSULT WITH A TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF RECEIVING OR EXERCISING THE OPTIONS.

20.            NON-EXCLUSIVITY OF THE PLAN

The adoption of the Plan by the Company shall not be construed as amending, modifying or rescinding any previously approved incentive arrangements or as creating any limitations on the power of the shareholders to adopt such other incentive arrangements as it may deem desirable and in accordance with applicable law. Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional incentive compensation arrangements for Service Providers of the Company or of any Subsidiary.

21.           MULTIPLE AGREEMENTS

The terms of each Option granted under the Plan may differ from any other Option granted at the same time or at any other time under the Plan and there shall be no obligation for uniformity of treatment of Service Providers with respect to any grant under the Plan.

22.           EFFECTIVE DATE

The effective date of the Plan is the date on which the shareholders of the Company ratify the adoption of the Plan, which was previously approved by the Board, at a duly convened meeting of the shareholders (the "Effective Date").

APPENDIX – U.S. TAXPAYERS

SILICOM LTD., SHARE OPTION PLAN (2004)

1.	Special Provisions for Persons who are U.S. Residents

1.1           This Appendix (the “Appendix”) to the Silicom Ltd. Share Option Plan (2004) (the “Plan”) is effective as of December 12, 2007 (the “Effective Date”).

1.2           The provisions specified hereunder apply only to persons who are subject to U.S. federal income tax (any such person, a “U.S. Taxpayer”).

1.3           This Appendix applies with respect to Options granted under the Plan. The purpose of this Appendix is to establish certain rules and limitations applicable to Options that may be granted or issued under the Plan from time to time, in compliance with applicable tax, securities and other applicable laws currently in force.  Except as otherwise provided by this Appendix, all grants made pursuant to this Appendix shall be governed by the terms of the Plan (including, without limitation, its provisions regarding adjustments).  This Appendix is applicable only to grants made after the Effective Date.

1.4           The Plan and this Appendix shall be read together. In any case of an irreconcilable contradiction (as determined by the Administrator) between the provisions of this Appendix and the Plan, the provisions of the Plan shall govern unless expressly stated otherwise in this Appendix.

1.5            The Plan and this Appendix shall be submitted to the Company’s shareholders for approval within twelve (12) months after the Effective Date.

2.	Definitions

Capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Plan. The following additional definitions will apply to grants made pursuant to this Appendix:

“Affiliate” means each of the following: (a) any Subsidiary; (b) any Parent; (c) any corporation, trade or business (including, without limitation, a partnership or limited liability company) that is directly or indirectly controlled 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company or one of its Subsidiaries or Parents, if any; and (d) any other entity in which the Company or any of its Affiliates has a material equity interest and that is designated as an “Affiliate” by resolution of the Administrator provided, however, that, notwithstanding any other provisions of the Plan or this Appendix to the contrary, for purposes of Non-Qualified Stock Options, if an individual who otherwise qualifies as a Service Provider provides services to such an entity and not to the Company or a Subsidiary or Parent, such entity may only be designated an Affiliate if the Company qualifies as a “service recipient,” within the meaning of Code Section 409A, with respect to such individual; provided further that such definition of “service recipient” shall be determined by (i) applying Code Section 1563(a)(1), (2) and (3), for purposes of determining a controlled group of corporations under Code Section 414(b), using the language “at least 50 percent” instead of “at least 80 percent” each place it appears in Code Section 1563(a)(1), (2) and (3), and by applying Treasury Regulations Section 1.414(c)-2, for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), using the language “at least 50 percent” instead of “at least 80 percent” each place it appears in Treasury Regulations Section 1.414(c)-2, and (ii) where the use of Shares with respect to the grant of a Non-Qualified Stock Option to such an individual is based upon legitimate business criteria, by applying Code Section 1563(a)(1), (2) and (3), for purposes of determining a controlled group of corporations under Code Section 414(b), using the language “at least 20 percent” instead of “at least 80 percent” at each place it appears in Code Section 1563(a)(1), (2) and (3), and by applying Treasury Regulations Section 1.414(c)-2, for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), using the language “at least 20 percent” instead of “at least 80 percent” at each place it appears in Treasury Regulations Section 1.414(c)-2.

“Code” means the Internal Revenue Code of 1986, as amended.  Any reference to any section of the Code shall also be a reference to any successor provision and any Treasury Regulation promulgated thereunder.

“Disability” means, with respect to Incentive Stock Options, a “permanent and total disability” as set forth in Section 22(e)(3) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.  Any references to any section of the Exchange Act shall also be a reference to any successor provision.

“Fair Market Value” means, for purposes of this Appendix, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, as of any date and except as provided below, the last sales price reported for the Share on such date: (a) as reported on the principal national securities exchange in the United States on which it is the traded or The Nasdaq Stock Market; or (b) if not traded on any such national securities exchange or The Nasdaq Stock Market, as quoted on an automated quotation system sponsored by the National Association of Securities Dealers, Inc. or if the Share shall not have been reported or quoted on such date, on the first day prior thereto on which the Share was reported or quoted; provided, that the Administrator may modify the definition of Fair Market Value to reflect any changes in the trading practices of any exchange on which the Share is listed or traded.  If the Share is not readily tradable on a national securities exchange, The Nasdaq Stock Market or any automated quotation system sponsored by the National Association of Securities Dealers, Inc., its Fair Market Value shall be set in good faith by the Administrator.  Notwithstanding any provision herein to the contrary, with respect to Non-Qualified Stock Options, the “Fair Market Value” of the Shares shall be determined in a manner that satisfies the applicable requirements of Code Section 409A, and with respect to Incentive Stock Options, such Fair Market Value shall be determined in a manner that satisfies the applicable requirements of Code Section 422, and subject to Code Section 422(c)(7).

“Family Member” means “family member” as defined in Rule 701 under the Securities Act or, following the filing of a Form S-8 pursuant to the Securities Act with respect to the Plan, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the employee’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the employee) control the management of assets, and any other entity in which these persons (or the employee) own more than 50% of the voting interests or as otherwise defined in Rule 701 under the Securities Act or in Section A(1)(a)(5) of the general instructions of Form S-8, as applicable.

“Incentive Stock Option” means any Option awarded to an eligible Grantee under the  Plan and this Appendix intended to be and designated in the Award Agreement as an “incentive stock option” within the meaning of Section 422 of the Code.

“Non-Qualified Stock Option” means any Option awarded under this Plan that is not an Incentive Stock Option.

“Parent” means any parent corporation of the Company within the meaning of Section 424(e) of the Code.

“Public Trading Date” means the first date upon which the Shares are listed (or approved for listing) upon notice of issuance on any U.S. securities exchange or designated (or approved for designation) upon notice of issuance as a U.S. national market security on an interdealer quotation system.

“Restricted Stock” means Shares acquired pursuant to the exercise of an unvested Option in accordance with Section 3.2 below.

“Section 83(b) Election” means an election by a Grantee to include the Fair Market Value of a Share (less any amount paid for the Share) at the time of grant as part of the Grantee’s income in accordance with Section 83(b) of the Code.  A Section 83(b) Election must be filed in writing with the Internal Revenue Service within thirty (30) days of the date of the Award, with a copy to the Company or Affiliate with whom the Grantee is employed.

“Securities Act” means the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.  Any reference to any section of the Securities Act shall also be a reference to any successor provision.

“Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

“Ten Percent Shareholder” means a person owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, its Subsidiaries or its Parent.

3.	Grants of Options.

3.1           The Administrator shall have full authority to grant Options to Grantees pursuant to the terms of this Appendix and the Plan.  All Options shall be granted by, confirmed by, and subject to the terms of, a written agreement to be executed by the Company and the Grantee.  In particular, the Administrator shall have the authority to determine whether an Option is an Incentive Stock Option or Non-Qualified Stock Option.

3.2           Early Exercise.  Subject to Section 1.5 of this Appendix, the Administrator may provide that a Non-Qualified Stock Option include a provision whereby the Grantee may elect at any time before the termination of a Grantee’s employment or engagement as a Service Provider to exercise an Option as to any part or all of the Shares subject to the Option prior to the full vesting of the Option and such shares shall be subject to certain restrictions as determined by the Administrator and be treated as Restricted Stock.  Any unvested Shares so purchased may be subject to a repurchase option in favor of the Company or to any other restriction the Administrator determines to be appropriate.

3.3           Termination.

(a)  If a Grantee ceases to be a Service Provider other than by reason of the Grantee’s Disability or death, such Holder may exercise his or her Option within such period of time as is specified in the Plan or the Award Agreement to the extent that the Option is vested on the date of termination.

(b)  If a Grantee ceases to be a Service Provider as a result of the Grantee’s Disability, the Grantee may exercise his or her Option within such period of time as is specified in the Plan or the Award Agreement to the extent the Option is vested on the date of termination.

(c)  If a Grantee dies while a Service Provider, the Option may be exercised within such period of time as is specified in the Plan or the Award Agreement.

To avoid doubt, the provisions of Section 11 of the Plan shall remain in full force and effect and apply to Options granted pursuant to this Appendix.

4.	Shares Reserved under Appendix.

The aggregate number of Shares with respect to which Options may be granted under this Appendix shall not exceed 200,000 (subject to any increase or decrease approved by the Board of Directors), which includes all authorized and unissued Share designated for such purpose.  In determining the number of Shares available for Options, if Shares have been delivered or surrendered by a Grantee as full or partial payment to the Company for payment of the exercise price, or for payment of withholding taxes, or if the number Shares otherwise deliverable has been reduced for payment of the exercise price or for payment of withholding taxes, the number of Shares surrendered as payment in connection with the exercise or for withholding or reduced shall again be available for purposes of  Options under this Appendix. Notwithstanding the foregoing, the maximum number of Shares that may be issued pursuant to Incentive Stock Options is 200,000 Shares, and such reserve of Shares for grants of Incentive Stock Options shall not be increased without the approval of the shareholders of the Company as required pursuant to Section 421 et seq. of the Code.  The numbers of Shares stated in this Section 4 shall be subject to adjustment as provided in Section 10.1 of the Plan.

5.	Special Terms for Incentive Stock Options.

5.1           Eligibility. All Service Providers are eligible to be granted Non-Qualified Stock Options under this Appendix, and all employees of the Company, a Subsidiary or a Parent are eligible to be granted Incentive Stock Options under this Appendix, if so employed on the grant date of such Incentive Stock Option,  although it is anticipated that grants hereunder will be granted solely or primarily to U.S. Taxpayers.  Eligibility for the grant of an Option and actual participation in this Appendix and the Plan shall be determined by the Administrator in its sole discretion.  Notwithstanding anything in this Section 5.1 to the contrary, Consultants who are not natural persons that provide bona fide services to the Company, a Subsidiary or a Parent and Consultants who provide services in connection with the offer or sale of securities in a capital raising transaction or within the meaning of Rule 701 of the Securities Act shall not be eligible to be granted Options under this Appendix.

5.2           Disqualification.  To the extent that any Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Option or the portion thereof that does not qualify shall constitute a separate Non-Qualified Stock Option.

5.3           Exercise Price.  The exercise price per Share subject to an Option shall be determined by the Administrator at the time of grant of such Option; provided that the per share exercise price of an Option shall not be less than 100% of the Fair Market Value of the Share at the time of grant of such Option; and provided, further, that if an Option is granted to a Ten Percent Shareholder, the exercise price per Share shall be no less than 110% of the Fair Market Value of the Share at the time of the grant of such Option.

5.4           Option Term.  The term of each Option shall be fixed by the Administrator; provided, however, that no Option shall be exercisable more than 10 years after the date such Option is granted; and further provided that the term of an Incentive Stock Option granted to a Ten Percent Shareholder shall not exceed five years.

5.5           Incentive Stock Option Limitations.  To the extent that the aggregate Fair Market Value (determined as of the time of grant) of a Share with respect to which Incentive Stock Options are exercisable for the first time by an employee during any calendar year under this Plan and/or any other stock option plan of the Company, any Subsidiary or any Parent exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options.  In addition, if an employee  does not remain employed by the Company, any Subsidiary or any Parent at all times from the time an Incentive Stock Option is granted until three months prior to the date of exercise thereof (or such other period as required by Section 422 of the Code), such Option shall be treated as a Non-Qualified Stock Option.  Should any provision of this Appendix not be necessary in order for the Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Administrator may amend this Appendix accordingly, without the necessity of obtaining the approval of the shareholders of the Company, unless required by applicable law.

5.6           Effect of Termination.   Notwithstanding anything to the contrary in the Plan or this Appendix, and in the absence of a provision specifying otherwise in the relevant Award Agreement, then with respect to Incentive Stock Options, the following provisions must be met on order for the Award to qualify as an Incentive Stock Option under the Code:

(a)  in the event that the Grantee ceases to be an employee of the Company or an Affiliate for any reason other than the Grantee's death or Disability, the vested Options must be exercised within three (3) months from the effective date of  termination of the Grantee’s status as a Service Provider;

(b)  in the event that the  Grantee ceases to be a Service Provider as a result of the Grantee's death or Disability, the Option must be exercised within twelve (12) months following the Grantee's date of termination for death or Disability.

To avoid doubt, the provisions of Section 11 of the Plan and Section 3.3 of this Appendix shall remain in full force and effect and apply to Awards granted as Incentive Stock Options.  The restrictions set forth above represent special additional limitations that apply to qualify as Incentive Stock Options under the provisions of the Code.  To avoid doubt, a Grantee may choose to exercise Options in accordance with the terms of Section 11 of the Plan or Section 3.3 of the Appendix and the relevant Award Agreement, and not in compliance with the provisions of the Code relating to “incentive stock options”.  In that case such Option will not qualify as an Incentive Stock Option and will be treated as a Non- Qualified Stock Option.

6.	Special Terms for Restricted Stock

In accordance with the terms of the Code, a Grantee shall be responsible for payment of all taxes incurred in connection with the grant of Restricted Stock.  Accordingly, upon the vesting of Restricted Stock, or upon making a Section 83(b) Election, a Grantee shall make provision for the payment of all required withholding to the Company in accordance with Section 19 of the Plan.

7.	Repurchase Provisions

The Administrator in its sole discretion may provide that the Company may repurchase Shares acquired upon exercise of an Option pursuant to the Plan and this Appendix upon the occurrence of certain specified events, including, without limitation, a Grantee’s termination as a Service Provider, divorce, bankruptcy or insolvency; provided, however, that any such repurchase right shall be set forth in the applicable Award Agreement or Restricted Stock purchase agreement or in another agreement referred to in such agreement.

8.	Amendment of Appendix and Individual Awards.

8.1           This Appendix shall terminate ten (10) years following the first date of its approval by the Board of Directors.  This Appendix may otherwise be amended or terminated in accordance with the terms governing the amendment or termination of the Plan; provided, however, that without the approval of the shareholders of the Company entitled to vote in accordance with applicable law, no amendment may be made that would: (i) increase the aggregate number of Shares  that may be issued under this Appendix; (ii) change the classification of individuals eligible to receive Options under this Appendix; (iii) decrease the minimum exercise price of any Option below the amounts specified herein; (iv) extend the term of the Plan under Section 14 of the Plan or the maximum Option period under Section 5.4 of this Appendix; or (v) require shareholder approval in order for the Appendix to continue to comply with Section 422 of the Code to the extent applicable to Incentive Stock Options or require shareholder approval under the rules of any exchange or system on which the Company’s securities are listed or traded at the request of the Company.

8.2           The Administrator may, to the extent permitted by the Plan and this Appendix, amend the terms of any Option theretofore granted, prospectively or retroactively, but, subject to the Plan or as otherwise specifically provided herein, no such amendment or other action by the Administrator shall materially impair the previously accrued rights of any holder of such Option without the holder’s consent.

8.3           Notwithstanding any other provisions of the Plan or this Appendix to the contrary, (a) the Administrator may amend the Plan, this Appendix or any Award without the consent of the holder thereof if the Administrator determines that such amendment is required or advisable for the Company, the Plan, this Appendix or any Award to satisfy, comply with or meet the requirements of any law, regulation, rule or accounting standard, and (b) none of the Company, the Board or the Administrator shall take any action pursuant to Section 8 or Section 9 of this Appendix or Section 12  or Section 14.2 of the Plan, or otherwise, that would cause an Award that is otherwise exempt under Code Section 409A to become subject to Code Section 409A, or that would cause an Award that is subject to Code Section 409A to fail to satisfy the requirements of Code Section 409A.

9.	Transferability of Options.

No Option shall be transferable by the Grantee otherwise than by will or by the laws of descent and distribution, and all Options shall be exercisable, during the Grantee’s lifetime, only by the Grantee.  Notwithstanding the foregoing, the Committee may determine, in its sole discretion, at the time of grant or thereafter that a Non-Qualified Stock Option that is otherwise not transferable pursuant to this Section is transferable to a Family Member in whole or in part and in such circumstances, and under such conditions, as specified by the Committee.  A Non-Qualified Stock Option that is transferred to a Family Member pursuant to the preceding sentence (i) may not be subsequently transferred otherwise than by will or by the laws of descent and distribution and (ii) remains subject to the terms of the Plan, the Appendix and the applicable Award agreement.  Any shares of Common Stock acquired upon the exercise of a Non-Qualified Stock Option by a permissible transferee of a Non-Qualified Stock Option or a permissible transferee pursuant to a transfer after the exercise of the Non-Qualified Stock Option shall be subject to the terms of the Plan, the Appendix and the applicable Award Agreement.

10.	Deferred Compensation.

To the extent that the Administrator determines that any Award granted under the Plan and this Appendix is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code.  To the extent applicable, the Plan, this Appendix and the Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date.  Notwithstanding any provision of the Plan or this Appendix to the contrary, in the event that following the Effective Date the Administrator determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Administrator may adopt such amendments to the Plan or the Appendix and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.  The Administrator may permit deferrals of compensation pursuant to the terms of a Grantee’s Award Agreement, a separate plan, or an Appendix that (in each case) meets the requirements of Code Section 409A.